Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus Supplement of Camp4 Therapeutics Corporation for the registration of 33,431,131 shares of its common stock and 6,003,758 shares of its common stock issuable upon the exercise of pre-funded warrants and to the incorporation by reference therein of our report dated March 27, 2025, with respect to the consolidated financial statements of Camp4 Therapeutics Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Boston, Massachusetts
November 3, 2025